Exhibit 10.1
2008-000065E
PHYSICAL HEALTH INSURANCE
CONTRACT
AGREEMENT BETWEEN
Puerto Rico Health Insurance Administration (PRHIA) a public instrumentality of the Commonwealth of Puerto Rico organized pursuant to Act 72, of September 7, 1993, as amended, hereinafter referred to as the “ADMINISTRATION”, and represented by its Executive Director, Minerva Rivera González
And
TRIPLE S, INC., a private corporation duly organized and authorized to do business under the laws of the Commonwealth of Puerto Rico, with Employer Social Security Number ###-##-####, hereinafter referred to as “INSURER”, and represented by its Chief Executive Officer, Ms. Socorro Rivas;
Contractor Name
For the Provision of Health Insurance coverage to eligible population under the Government Health Insurance Plan

WITNESSETH
In consideration of the mutual covenants and agreements hereinafter set forth, the parties, their personal representative and successors, agree as follows:
WHEREAS: The parties entered into contract number 08-065 to provide health insurance coverage for the North and Southwest Area medically indigent population; enrolled in the Government Health Insurance Plan (GHIP) for the period November 2006 to June 2008. While negotiating premium rates the parties agree to extend that contract until August 30, 2008; contract #08-065C.
WHEREAS: The Administration and TRIPLE S, INC, conclude the negotiation process for the period of July 1, 2008 thru June 30, 2009 and the Board of Directors approved the premiums rates finally agreed.
WHEREAS: The parties sign a contract that was not approved by CMS, thus it was necessary to amend the contract with the language suggested by CMS.
HENCEFORTH: The appearing Parties agree to amend and extend the contract #08-065 as follows:
Article I: To amend in Article I “Definitions”; the definitions of Action and Grievance and incorporate the definitions of EQR, EQRO, External Quality Review, External Quality Review Organizations and Quality, to read as follows.
ACTION: Shall mean...
(1).....
(2).....
(5) The failure of the MCO to act within the timeframes of 42CFR 438.408(b).

EQR: Stands for external quality review.
EQRO: Stands for external quality review organization.
EXTERNAL QUALITY REVIEW: Means the analysis and evaluation by an EQRO, of aggregated information on quality, timeliness, and access to the health care services that an MCO or their contractors furnish to Medicaid recipients.
EXTERNAL QUALITY REVIEW ORGANIZATION: Means an organization that meets the competence and independence requirements set forth in §438.354, and performs external quality review, other EQR-related activities as set forth in §438.358, or both.
GRIEVANCE: Formal complaint, either orally or in writing made on the basis of something that somebody feels is unfair. Shall mean the expression of dissatisfaction about any matter, other than an action. Possible subject for grievances include, but are not limited to, the quality of care or services provided, and aspects of interpersonal relationship such as rudeness of a provider or employee, or failure to respect enrollee’s rights.
QUALITY: As it pertains to external quality review, means the degree to which an MCO and PHIP increases the likelihood of desired health outcomes of its enrollees through its structural and operational characteristics and through the provision of health services that are consistent with current professional knowledge.
Article II: To amend Article IX “Contracts with HCO’s and All Participating Providers”; and incorporate in provision six (6) new paragraphs identified by the letters (n) and (o) and a new provision 18 to read as follows:
m.	...

n.	The financial responsibility for services included in the Basic Coverage, as established in Appendix A of this contract (Government Health Insurance Plan Coverage), will be the sole obligation of the IPA/ HCO, except when the IPA/ HCO have negotiated other risks with the INSURER and other financial agreements are in place. In this case, the INSURER shall notify the ADMINISTRATION of this arrangement. These financial responsibilities include all laboratories tests for the diagnostic of health conditions under the Special Coverage. The INSURER is responsible to incorporate in contract in contracts with HCO’s/IPA’s or any other providers, all the provisions, as applicable, under Medicaid Managed Care Rules or any other federal regulations, in order to receive payments from federal funds.

o.	The financial responsibility for services included in the Special Coverage, established under Appendix A of this contract (Government Health Insurance Plan Coverage), will be the sole obligation of the INSURER, except in the cases that IPA/HCO have negotiated other risks with the INSURER and other financial agreements are in place. In this case, the INSURER shall notify the ADMINISTRATION of this arrangement. These financial responsibilities include all laboratories test for beneficiaries included and registered in the Special Coverage. The INSURER is responsible to incorporate in contracts with HCO’s/IPA’s or any other providers, all the provisions, as applicable, under Medicaid Manage Care Rules or any other federal regulations, in order to receive payments from federal funds.
17.	.....

18.	CONTRACTS WITH FQHC
A.	Standards for Contractor FQHC Rates. The Insurer shall not pay FQHCs less than the level and amount of payment that the contractor would make for a similar set of services if the services were furnished by a non-FQHC. The Insurer may pay the FQHCs on a capitated basis. The Insurer shall make payments for primary care equal to, or greater than, the average amounts paid to other primary care providers. Services provided by Specialist Physician may be included if mutually agreeable between the contractor and FQHC.

B.	Department of Health Reimbursement to FQHCs. Under Title XIX, an FQHC shall be paid under a Prospective Payment System (PPS) by Department of Health. At the end each calendar quarter, the Insurer shall provide to the contracted FQHCs the statistical data available and necessary for the FQHC to prepare the cost reports that will enable Department of Health to determine PPS reimbursement and compare that to what was actually paid by the Insurer to the FQHC. Department of Health will reimburse FQHC the difference between the PPS rate per encounter and payments to the FQHC made by the Insurer if the payments by the Insurer to the FQHC are less than the PPS rate. In the event of an overpayment, the FQHC shall reimburse Department of Health for payments received from the Insurer that are in excess of the PPS rate. FQHC providers must meet the Insurer’s credentialing and program requirements.

C.	Insurer Participation in Reconciliation Process. The Insurer shall participate in the reconciliation processes if there is a dispute between what the insurer reported and what the FQHC reported as valid encounters or payments.
Article III: To amend in Article XII “Grievance Procedure” provisions seven (7), eight (8) and seventeen (17) to read as follows:
6.	...

7.	INSURER represents that it has established an effective procedure that assures the compliance with the basic minimum requirements established under the Medicaid Regulations for the handling and resolution of all grievances made by the beneficiaries and the participating providers. INSURER grievance forms shall be approved by the ADMINISTRATION. The approved grievance form shall be made available to all beneficiaries, HCO’s, HCO’s network of participating providers and the INSURER’s participating providers. The parties shall make whatever adjustments are necessary to reconcile their grievance procedure with provisions of Law No. 94 of August 25, 2000 (known as the “Patient Bill of Rights and Responsibilities”) and those contained in Law No. 11 of April 11, 2001 (known as the “Organic Law of the Office of the Patient Advocate”), to the extent that such provisions do not enter in direct conflict with, or may be deemed an obstacle to, federal regulations.

8.	INSURER shall be responsible for documenting in writing all aspects and details of said grievance procedures.

9.	...

17.	The Grievance Procedures shall comply with the minimum standards and timeframes for prompt resolution of grievances and appeals set forth in this Contract and any applicable laws and regulations of the Commonwealth, such as Law No. 94 August 25, 2000(known as the “Patient Bill Rights and Responsibilities”), and Law No. 408, (the Mental Health Law) of August 25, 2000, to the extent that provisions of said laws do not enter in direct conflict with, or may be deemed an obstacle to, federal regulations.
Article IV: To amend in Article XV “Quality of Healthcare and Performance” “Section C Statistical Reports Program”, to read as follows:
.....
C.	Statistical Reports Program (SRP)
1.	The INSURER agrees to provide to the ADMINISTRATION, on a regular basis as needed, any and all data, information, reports, and documentation that will permit Governmental Agencies, to compile statistical data to substantiate the need for, and the appropriate use of federal funds for federally and state financed health programs.

2.	As an additional measure to guarantee quality and adequacy of the medical health services, the INSURER will conduct periodical statistics analysis of the medical services rendered to the beneficiaries and will compare them with the primary physician practice profile of their regular health insurance plan. Quarterly reports as to the analysis and comparison statistics will be submitted to the ADMINISTRATION, upon request.

3.	The INSURER upon the ADMINISTRATION request, must provide a utilization control analysis based on:
a.	patient/family

b.	region, area/region town, (zip code)

c.	provider (provider’s identification number or social security account numbers)

d.	diagnosis

e.	procedure or service

f.	date of service
4.	The ADMINISTRATION will require the INSURER the following quarterly statistical reports that include, but are not limited:
a.	Claims Cost Distribution by Line of Service (SRP-001)

b.	PMPM Claim Cost Summary Budgeted & Actual (SRP-002)

c.	Premium Trend (SRP-003)

d.	Aggregate Stop Loss/Reinsurance (SRP-004)

e.	Early Periodic Screening Diagnostics Tests (EPSDT) (SRP-005)

f.	Providers Network Credentialing (SRP-006)

g.	Medical Record Review (SRP-007)

h.	Hospital Concurrent Review (SRP-008)

i.	Retrospective Medical Record Review (SRP-009)

j.	Fraud and Abuse (SRP-010)

k.	Pre-authorizations (SRP-011)

l.	Coordination of Benefits (SRP-012)

m.	Capitation Settlement Quarterly Report (SRP-013)

n.	Grievances and Appeals (SRP-014)

o.	Financial Operation Quarterly Summary (SRP-015)

p.	Education Report (SRP-016)

q.	Preventive Services Report (SRP-16a-h)

r.	Insured Population by IPA and Primary Care Physician (SRP-017)

s.	Eligible and Insured Population by Group of Age and Gender (SRP-017a)

t.	Providers in and out of network (SRP-018)
5.	The INSURER will be responsible to provide to the ADMINISTRATION all quarterly reports detailing the services furnished under the Preventive Program.

6.	The INSURER will deliver all the quarterly reports by the twenty-fifth day (25) of the next month following the reporting quarter. The reports will be delivered on an electronic media (i.e., CD Rom disc) accompanied with a letter of submission to the ADMINISTRATION Planning and Clinical Affairs Office Director. Concurrently, such letter must be copy to the ADMNISTRATION Compliance Office Director.

7.	The INSURER must provide and deliver the last quarterly reports for the corresponding fiscal period by the 25th day of July and the 25th day of January, following the next fiscal period. All quarterly reports will be based on utilization and completion lag of twelve (12) months of incurred services and eighteen (18) months of paid services.

8.	The ADMINISTRATION and the INSURER will agree on the required format in order to comply with the reporting requirements in this Section, and, for which will be accomplish through electronic or magnetic media.
Article V: To amend Article XVIII “Information Systems and Reporting Requirements", to read as follows:
ARTICLE XVIII
INFORMATION SYSTEMS REQUIREMENTS
1.	The INSURER shall be responsible for the data collection of all services provided including, but not limited, to encounter and real cost of each one, claims services and any other pertinent data from all HCO’s, participating providers or any other entity which provides services to beneficiaries under the program, said data to be classified by provider, by beneficiary, by diagnosis, by procedure and by the date the service is rendered. INSURER shall also provide information on utilization grievances and appeals, and disenrollment for other than loss of Medicaid eligibility. The data collected must then be forwarded to the ADMINISTRATION on a monthly basis in an electronic or on machine readable media format. The data fields and specific data elements required to be transmitted are contained in the document titled, “Carrier to ASES Data Submissions, New File Layouts”. The ADMINISTRATION reserves the right to modify, expand or delete the requirements contained therein or issue new requirements, subject to consultation with the INSURER and cost negotiation, if necessary.

Accordingly the INSURER must submit to the ADMINISTRATION a detailed Systems Requirements Inventory Report which details the following:
a)	Plan’s compliance with each information system requirement;

b)	Action plan of INSURER’s response to the requirements;

c)	Actual date that each system requirement will be completely operational, not to exceed the effective date of coverage under this contract.
2.	The INSURER agrees to submit to the ADMINISTRATION the System Inventory Report for final approval not later than the date of the signing of this contract.

3.	All Management Information Systems Requirements shall be fully operational as of the first day of coverage under this Contract and shall remain as such for the duration of the Contract. If INSURER is not in compliance with this requirement will be subject to the cancellation of this contract.

4.	The INSURER agrees that all required data and information needs to be collected and reported through electronic or machine readable media commencing with the effective date of coverage of this contract to the ADMINISTRATION, and upon request to CMS. The MCO ensures that data received from providers is screened for completeness, logic, and consistency.
4.1	Data that must be certified by INSURER. The data that must be certified include and is not limited to, documents specified by the ADMINISTRATION, enrollment information, encounter data and other information required in this contract and RFP. Any payment by the ADMINISTRATION that is based on data submitted by the INSURER, must comply with the certification as provided on 42 CFR 438.606. The certification must attest, based on the best knowledge, information and belief as to the accuracy, completeness and truthfulness of the document and data. The certification must be submitted concurrently with the certified data and documents.

4.2	The data and documents submitted by INSURER to the ADMNISTRATION must be certified by one of the following:
•	INSURER’S Chief Executive Officer

•	INSURER’S Chief Financial Officer

•	An individual who has delegated authority to sign for, and who reports directly to INSURER’S Chief executive Officer or Chief Financial Officer.
5.	The information system of all HCO’s shall be compatible with the systems in use by the INSURER.

6.	The INSURER shall supply to the HCO’s and, upon request, to all participating providers with eligibility information on a daily basis. Said information shall be secured through on-line access with the INSURER.
Exchange of data, reports and other information related to the ADMINISTRATION’s Information Systems Office
The ADMINISTRATION will make available a secure FTP server, accessible via the Internet, for receipt of electronic files and reports from the INSURER and to transmit files and reports deliverable by the ADMINISTRATION to the INSURER. When this system is not operational, the ADMINISTRATION and the INSURER will mutually agree on alternate methods for the exchange of files.
INSURER agrees to submit to the ADMINISTRATION in such form and detail as indicated in the “Carrier to ASES Data Submissions, New File Layouts” document and any other formats the ADMINISTRATION require, the following information in the timeframes specified herein:
a)	On a Daily basis
•	Enrollment data
b)	Within five (5) calendar days of the end of each month
•	Data pertaining to health insurance services provided to beneficiaries in the form of files for Services, Claims, Providers, IPAs/HCOs, Capitation Payments and Administrative Expenses. Such files will be submitted according to the latest version of the “Carrier to ASES Data Submissions, New File Layouts” document in effect at the time of the submission.

c)	As required by the ADMINISTRATION Information Systems Office:
•	Any other reports or data that it may require after consultation and negotiation with INSURER.
The ADMINISTRATION will deliver data to the INSURER, according to the layouts defined by the ADMINISTARTION for the following information in the timeframes specified herein:
d)	On a Daily basis
•	Enrollment rejects and errors
e)	On Daily and Monthly Basis
•	Eligibility data (including the incorporation of enrollment information).
f)	On a Monthly basis:
•	Payment of Premiums/Administrative Fees

•	Error Return files and Processing Summary reports for monthly files submitted by INSURER under b) above.
The INSURER will update its system with eligibility data delivered to the INSURER within one (1) business day of receipt.

Files which record the enrollment or changes in enrollment of a member in the INSURER must be delivered to the ADMINISTRATION by the first business day following the enrollment of the member or change of enrollment status of the member.

Claims and Encounters: All files which report Claims, Services, Providers, IPAs/HCOs, Capitation and Administrative expenses according to the “Carrier to ASES Data Submissions, New File Layouts” document must be submitted to the ADMINISTRATION by the fifth (5th) day of the month following the month being reported, or as required by the ADMINISTRATION. Files delivered by the INSURER will be rejected if the ADMINSTRATION can not process them for validation. Files will be validated and, to be accepted, must not exceed 1% (one percent) of records in error. Files which are rejected for failing the error threshold must be corrected and re-submitted in their entirety. Files for any month’s deliverables will not be accepted by the ADMINISTRATION if a rejected file from a prior month remains outstanding. On accepted files, the ADMINISTRATION will report records with errors to the INSURER and such records must be corrected and such corrected records must be included in the next month’s file.

Failure to deliver files on a timely basis, the rejection of delivered files by the ADMINISTRATION as described above, failure by the INSURER to correct and resubmit rejected files or failure by the INSURER to correct records reported in error, will constitute failures to comply with this Agreement and will be sufficient cause for the imposition against the INSURER of the penalties provided for in Article XXXVIII.

7.	The INSURER agrees to report to the ADMINISTRATION on a daily basis all information pertaining to enrollment, disenrollment, and other subscriber or beneficiary transactions as required by the ADMINISTRATION. All records shall be transmitted: 1) through approved ADMINISTRATION systems contractor; or 2) over data transmission lines directly to the ADMINISTRATION; or 3) on machine readable media. All machine readable media or electronic transmissions shall be consistent with the relevant ADMINISTRATION’s record layouts and specifications.

8.	The INSURER will submit to the ADMINISTRATION on a quarterly basis data generated electronically that allows the ADMINISTRATION:
a.	Evaluation of the effectiveness of the delivery of services by providers and the adequacy of these services.

b.	Monitoring and evaluation of the efficiency and propriety of the services that are being received by the beneficiaries and their dependents.

c.	Comparison of experience with that of other providers.

d.	Comparison of the utilization of health care and the cost tendencies within the community and the group that renders service.

e.	Demonstration of how the quality of care is being improved for the insured and their dependents.

f.	Comparison of the administrative measures taken by the INSURER with industry benchmarks to be able to evaluate the progress towards constant improvement.

g.	Compliance with the information requirements and reports of the Federal Programs such as: Title II of the Health Insurance Portability and Accountability Act;Title IV-B Part 1 and 2, Title IV-E,

Title V, Title XIX, and Title XXI of the Social Security Act; the applicable state laws as ( the Child Abuse Act, “Ley de Maltrato de Menores” Public Law 75 of May 28,1980; the Protection and Assistance to Victims and Witness Act, “Ley de Protección y Asistencia a Víctimas de Delitos y Testigos”,Public Law 77 of July 9,1986), and any other information requirements which in the future are mandated by federal and state programs.

h.	Evaluation of each service provided with separate identification by beneficiary, by provider, by diagnosis, by diagnostic code, by procedure code and by date and place of service. The provider must be identified by his/her provider’s identification number or his/her social security account number.
10.	The INSURER will provide the ADMINISTRATION with a uniform system for data collection.

11.	The INSURER’S Information Systems must provide a continuous flow of information to measure the quality of services rendered to the beneficiaries and their dependents. The purpose of these systems must be to help the ADMINISTRATION and the INSURER in the process of achieving continuous improvement in the quality of services rendered to beneficiaries and their dependents within a cost effective system.

12.	The INSURER will prepare the necessary reports requested herein for the administration of the health insurance contract. Daily reports are due by the end of the following business day. Weekly reports are due on the first business day of the following week. Monthly reports are due twenty-five (25) days after the end of each month. Quarterly reports are due twenty five (25) days after the end of each quarter.

13.	The INSURER must inform the Administration on a monthly basis all cancellation and disenrollment of providers.

14.	The INSURER will coordinate the enrollment of beneficiaries.

15.	The INSURER will assure adequate and efficient functioning for the term of the contract that includes an insurance against economic loss due to system failure or data loss.

16.	In order to insure that all enrollee’s encounters are registered and recorded, the INSURER will conduct audits using statistical samples and unannounced personal audits of the HCO’s and participating provider’s facilities to assure that the medical records reconcile with the encounter reported, and corrective measures will be taken in case of any violation of the INSURER’s regulations regarding the registry and report of encounters.

The INSURER will provide quarterly reports to the ADMINISTRATION’s Compliance Office with a copy to the Information Systems Office, covering all the findings and corrective measures taken regarding any violation of said regulations, if any.

17.	The INSURER, as a minimum must guarantee the following:
a.	The security and integrity of the information and communication systems through:
1.	Regular Backups on a daily basis

2.	Controlled Access to the physical plant

3.	Control logical access to information systems

4.	Verification of the accuracy of the data and information
b.	The continuity of services through:
1.	Regular maintenance of the systems, programs and equipment

2.	A staff of duly trained personnel

3.	An established and proven system of Disaster Recovery

4.	Cost Effective systems.
c.	Identification of the beneficiary via the use of plastic cards.

d.	Automated system of communication with statistics of the management of calls (Occurrence of busy lines, etc.)

e.	A comprehensive health insurance claim processing system to handle receiving, processing and payment of claims and encounters.

f.	Financial and Actuarial reports

g.	System of Control for claims payment that includes payment history.

h.	Computerized pharmacy system that permits its integration to the payment procedures to the providers.

i.	Outcome Analysis

j.	Electronic creation of data files related to mortality, morbidity, and vital statistics.

k.	Integration to central systems
1.	Procedures and communications protocol compatibility;

2.	Ability to transmit reports, and or files via electronic means.
l.	Electronic Handling of:
1.	The process of Admission to hospitals and ambulatory services

2.	Verification of eligibility and subscription to the plan.

3.	Verification of benefits

5.	Verification of Financial information (Deductibles, Co-payments, etc.)

6.	Verification of individual demographic data

7.	Coordination of Benefits.
m.	Computerized applications for general accounting.

n.	As to HCO’s and all Participating Providers the information system shall provide for:
1.	Online access to service history for each beneficiary.

2.	Register of diagnosis and procedures for each service rendered.

3.	Complete demography on line, including the aspect of coverage and financial responsibility of the patient.

4.	Individual and family transactions.

5.	Annotations on line (General notes such as allergies, reminders or other clinical aspects (free form)

6.	Analysis of activity by:
a.	department

b.	provider

c.	diagnosis

d.	procedures

e.	age

f.	sex

g.	origin

h.	others, as mutually agreed upon.
7.	Diagnosis history by patient with multiple codes per service.

8.	AD Hoc Reports

9.	Referrals Control

10.	Electronic Billing

11.	Pharmacy system

12.	Dental system

13.	Ability to handle requirements of the Medicare programs such as RBRVS (Relative Base Relative Value System)

14.	Ability to collect data as to the quarter in which the pregnant female beneficiary commences her ob-gyn treatment. The format for the collection of this data shall be approved by the ADMINISTRATION prior to its implementation.
Failure to comply with the requirements contained herein will be sufficient cause for the imposition against the INSURER of the penalty provided for in this contract.

18.	The INSURER agrees to report all procedure and diagnostic information using the current versions of Current Procedural Terminology, International Classification of Diseases, Clinical Modification, Diagnostic Statistic Manual and American Dental Association’s Current Dental Terminology, respectively. This does not prevent the adoption by INSURER of the ANSI X-12 electronic transactions for standards set forth in the HIPAA regulations; which shall be implemented on or before October 2002, unless modified by DHHS.

19.	Non compliance with the Information Systems; requirements related to the electronic standards transactions to be implemented within the schedule set forth by the HIPAA regulations, or with other requirements contained herein, shall be subject to the provisions of this contract and Law 72 of September 7, 1993, which provides the right of the ADMINISTRATION to enforce compliance through the Court of Appeals of Puerto Rico, Part of San Juan.

20.	The INSURER shall provide the ADMINISTRATION the ability for the ADMINISTRATION’s authorized personnel access to the INSURER’s on-line computer applications. Such access will allow the ADMINISTRATION use of the same systems and access to the same information as used by the INSURER and enable the inquiry on beneficiaries, providers, and statistics files related to this contract. The preferred access method will be via a secure Internet connection and the INSURER will supply the ADMINISTRATION’s designated personnel with the required user-ids, passwords and instructions to be able to access the systems. In the event that secure Internet access is not possible, the INSURER and the ADMINISTRATION will mutually agree on alternate access methods.

21.	INSURER shall provide to each HCO’s, HCOs network of participating providers and INSURER’s participating providers in the Health Area/Region, as well as to those outside of the area/region who provide services to beneficiaries from within the area/region, the necessary hardware and software to maintain on-line communication with the INSURER’s Information System to document all encounters and services rendered to beneficiaries. Said hardware and software will be provided at a reasonable cost for the implementation and servicing.

22.	The INSURER agrees to submit to the ADMINISTRATION reports as to the data and information gathered through the use of the Health Plan Employer Data and Information Set (HEDIS) and the work plan required by the ADMINISTRATION.

23.	INSURER TELEPHONE ACCESS REQUIREMENTS

INSURER must have adequately-staffed telephone lines available. Telephone personnel must receive customer service telephone training. INSURER must ensure that telephone staffing is adequate to fulfill the standards of promptness and quality listed below:
1.	80% of all telephone calls must be answered within an average of 30 seconds;

2.	The lost (abandonment) rate must not exceed 5%;

3.	INSURER cannot impose maximum call duration limits but must allow calls to be of sufficient length to ensure adequate information is provided to the Beneficiaries or Provider.

24.	The INSURER shall abide with the present Information Systems established in this agreement and shall cooperate with the ADMINISTRATION in the development and implementation of any future systems.
Article VI: To amend Article XXXVIII “Penalties and Sanctions Clauses”; to incorporate a new provision numbered 5 to read as follows:
5.	The ADMINISTRATION advices that during the course of this contract will issue a normative letter that will address the economic penalties and sanctions related to violations of dispositions of this contract in a specific and detailed manner, including, but not limited to, levels of penalties, frequency of violations as well as specifications between minor and severe violations.
Article VII: To amend in Article XIX “Financial Requirements” to incorporate a new provision numbered as nine (9) to read as follows:
1.	.....

2.	.....

9.	The INSURER must disclose to the ADMINISTRATION the following information on provider incentive plans in sufficient detail to determine whether their incentive plan complies with the regulatory requirements set forth under the 42 CFR 438.6(h), 422.208 and 422.210
a)	Whether services not furnished by the physician or physician group are covered by the incentive plan. If physician incentive plan does not cover the services furnished by the physician or physician group, disclosure of other aspects of the plan need not be made.

b)	The type of incentive arrangement (i.e., withhold, bonus, capitation).

c)	A determination on the percent of payment under the contract that is based on the use of referral services. If the incentive plan involves a withholding or bonus, the percent of the withholding of bonus. If the calculated amount is 25% or less, disclosure of the remaining elements in this list is not required and there is no substantial risk.

d)	Proof that the physician or physician group has adequate stop-loss protection, including the amount and type of stop-loss protection.

e)	The panel size and, if patients are pooled, the method used.

f)	In the case of those prepaid plans that are required to conduct beneficiary surveys, the survey’s results.

g)	The entity must report percent of withhold or bonus, if applicable.

h)	If the physician/group is at substantial financial risk, the entity must report proof the physician/group has adequate stop loss coverage, including amount and type of stop-loss.
The information items (a) through (e) above, must be disclosed to the ADMINISTRATION: (1) prior to approval of its initial contracts or agreements, upon the contract or agreements anniversary or renewal effective date or upon request by the Administration or CMS. The disclosure item (f) is due 3 months after the end of the contract year or upon request by CMS.
If the contract with the INSURER is an initial Medicaid contract, but the INSURER has operated previously in the commercial or Medicare markets, information on physician incentive plans for the year preceding the initial contract period must be disclosed. If the contract is an initial contract with INSURER, but the INSURER has not operated previously in the commercial or Medicare markets, the INSURER should provide assurance that the provider agreements that they sign will meet CMS and Commonwealth requirements (i.e. there is no Physician Incentive Plan (PIP); there is a PIP but no Substantial Financial Risk (SFR); there is a PIP and SFR so stop-loss and survey requirements will be met). For contracts being renewed or extended, the INSURER must provide PIP disclosure information for the prior contracting period’s contracts.

The INSURER must update PIP disclosures annually and must disclose to administration whether PIP arrangements have changed from the previous year. Where arrangements have not changed, a written assurance that there has not been a change is sufficient. This also applies when INSURER analyzes the PIP arrangements in their direct and downstream contracts to determine which disclosure items are due from their contractors. INSURER is expected to maintain the current written assurances and the prior periods’ documentation so that the materials are available during on-site reviews.
Article VIII: To amend provision 1 in Article XXIX “Effective Date and Term” to read as follows:
1.	This contract shall be in effect from July 1, 2008 until June 30, 2009.

2.	.......

3.	.......
Article IX: To amend Article XXXIV Modification of Contract; to read as follows:
The ADMINISTRATION may modify any of the contract requirements, terms and conditions, functions, part thereof or any other services to be performed by the INSURER; for any of the reasons listed below:
1.	Amendments to Law 72 of September 7, 1993

2.	Reductions in budget appropriations or unavailability of appropriated or otherwise anticipated funds designated for premium payments.

3.	Changes in federal or local legislation that affect this contract

4.	Implementation of demonstrative or special projects

5.	Any other reason deemed by the ADMINISTRATION to be in the best interest of the Government of Puerto Rico in carrying out the provisions of Law 72 of September 7, 1993.
The ADMINISTRATION shall provide the INSURER written notice that the modification will be effective within sixty (60) days after date of notice and the opportunity to participate in the planning process for adjustments.
Changes resulting from approval of new laws or program modification, that materially affect the INSURER, will be evaluated by both parties to determine if changes in the premium need to be agreed upon, subject to availability of funds.
Notwithstanding the aforementioned, in the event funds are not available for premium payments, the ADMINISTRATION reserves the right to terminate this contract, effective no less than sixty (60) days after prior written notification.
Article X: To delete the last paragraph of Article XXXV.
Article XI: To amend Appendix C; to incorporate premium rates for this contract period.
All other terms and conditions of the contract number 08-065; and amendments 08-065A and 08-065B remain unchanged. In witness whereof, the parties have duly execute this Amendment on this 2nd day of October, 2008 and affixes below their respective signature.

/s/ Minerva Rivera González	10/2/08

MINERVA RIVERA GONZALEZ, Esq.	Date of Signature
Acting Executive Director	(month/day/year)
Puerto Rico Health Insurance Administration

/s/ Socorro Rivas	10/2/08

SOCORRO RIVAS	Date of Signature
Chief Executive Officer	(month/day/year)
Triple S, Inc.

/s/ Luis A. Marini	10/2/08

LUIS A. MARINI, DMD	Date of Signature
Chief Executive Officer	(month/day/year)
Cifra 5000-212

Appendix C
TRIPLE S / TRIPLE C, INC.
The monthly premiums for all beneficiaries, including all those who are sixty-five (65) years and older who are Medicare beneficiaries Part A or Part A and B those who are sixty-five years and older who are not Medicare recipients is establish below on a per member per month (pmpm) rate; for the period of July 1st, 2008 to June 30, 2009.
Monthly Premiums Rates
SSS

		Fixed Administrative
Region or Area	Premiums Rates	Cost	Profit
North	$87.99	$6.30	$2.20
Southwest	$87.71	$6.30	$2.19
The INSURER will be paid a fixed administrative cost fee and profit included in the total premium rate paid by the Administration as detailed above. Further, the INSURER’s aggregated net earnings (considering all INSURER’s Health Areas/Regions contracted with the ADMINISTRATION) in excess of 2.5 of the total aggregated earned premium in this contract year period will be shared with the ADMINISTRATION. The ADMINISTRATION share apportionment of the earnings shall be 75% and the INSURER share shall be 25%.